Exhibit 21.1

OVINTIV INC.

Significant Subsidiaries

December 31, 2023

1.
11786865 Canada Ltd., incorporated in Canada
2.
Ovintiv Canada ULC, incorporated in British Columbia
3.
Cutbank Ridge Partnership, registered in Alberta
4.
Alenco Inc., incorporated in Delaware
5.
Ovintiv USA Inc., incorporated in Delaware